Exhibit 99.1

LightPath Technologies Announces New CFO

ORLANDO, Fla., March 29, 2005 -- LightPath Technologies, Inc. (LPTH), manufacturer and integrator of families of precision molded aspheric optics, high-performance fiber-optic collimators, isolators and advanced manufacturing technologies, is pleased to announce the appointment of Robert L. Burrows as its new Vice President and Chief Financial Officer.

"Rob brings more than 25 years of diverse business and financial experience to the company," said Ken Brizel, LightPath President and CEO. "Rob's most recent experience was as Chief Financial Officer with Action Products International, Inc., a public company also located in the Orlando area. Rob has a wealth of technology company background and strong financial operational experience. We are excited that Rob is joining our team, and we look forward to his support in our business."

Mr. Burrows has served as a CFO for both public and private companies. Before his tenure as CFO for Action Products International, Inc., Mr. Burrows served in various accounting and finance positions with General Electric and Lockheed Martin, as well as operational roles with software system vendors, such as HBO & Company and Lawgic Publishing. Mr. Burrows is a graduate of the University of Virginia, with a bachelor of science degree in accounting and finance. He also earned an M.B.A. from the Rollins College-Crummer School of Business.

"LightPath has made enormous strides toward their goals over the last few years," said Rob Burrows, LightPath Vice President and CFO, "and I am excited to be a part of the LightPath team."

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contacts: Ken Brizel, President & CEO

LightPath Technologies, Inc. (407) 382-4003

Internet: http://www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.